UNITED STATES
                                                               SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION             0-12914

                               Washington, D.C. 20549
                                                                   Cusip Number
                                                                    941071 10 2
                                      FORM 12b-25

                             NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K  _X_ Form 10-Q  __ Form N-
SAR

                       For Period Ended: September 30, 2000

                      [  ]     Transition Report on Form 10-K
                      [  ]     Transition Report on Form 20-F
                      [  ]     Transition Report on Form 11-K
                      [  ]     Transition Report on Form 10-Q
                      [  ]     Transition Report on Form N-SAR

For the Transition Period Ended:____________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                  --------------------------------------------------

PART I - REGISTRANT INFORMATION

                                WASTEMASTERS, INC.
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                              Full Name of Registrant


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                              Former Name if Applicable

                                 205 Bickford Avenue
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             Address of Principal Executive Office (STREET AND NUMBER)

                               El Reno, Oklahoma 73036
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                               City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

X   (a)     The reasons described in reasonable detail in Part III of form
Could not be eliminated without unreasonable effort or expense;

X   (b)     The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The Company was unable to complete its third quarter financial statements by November 14, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Greg Holsted                (405)                262-0800
         ------------------------     -----------        ------------------
                (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or such shorter period that the registrant was required to file such reports been filed? If answer is no
identify report(s).    X  Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the
earnings statements to be included in the          subject report or portion
thereof?  X  Yes      No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

The company has either ceased operations at its subsidiaries or disposed of its operating subsidiaries since last year. Due to financial circumstances, the company is operating with limited accounting staff, and needs additional time to insure that its reported results are accurate

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                                WASTEMASTERS, INC.
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                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                              WASTEMASTERS, INC.

       Date  November 14, 2000                By /s/ Greg Holsted
                                              --------------------
                                              Greg Holsted, Secretary